Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST FINANCIAL NORTHWEST, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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**For Immediate Release**

For more information, contact:
Victor Karpiak, President and Chief Executive Officer
(425) 255-4400

Second Major Proxy Firm Recommends First Financial Shareholders Vote For All of First Financial’s Director Nominees on the White Proxy Card and Not Vote For Stilwell’s Nominee

Renton, Washington - May 16, 2012 – First Financial Northwest, Inc. (the “Company”) (NASDAQ GS:FFNW)  today announced that a second major proxy advisory firm, Glass, Lewis & Co., LLC (“Glass Lewis”) has   recommended that shareholders vote the WHITE proxy card to elect the Company’s director nominees at the Company’s Annual Meeting of Shareholders to be held on May 24, 2012.   Glass Lewis also recommended that shareholders vote in favor of the advisory vote on executive compensation and for the proposal to ratify the appointment of the Company’s independent auditors.

Victor Karpiak, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased that a second major proxy advisory firm, Glass Lewis, has recommended that shareholders vote for the Company’s nominees and not Mr. Stilwell’s nominee. We believe that this recommendation, along with the recommendation from Institutional Shareholder Services (ISS) announced yesterday, reflects the substantial improvements we have made in our performance and affirms that we are on the right course.”

In recommending that shareholders vote for the Company’s slate of director nominees and not for Mr. Stilwell’s nominee, Glass Lewis stated:

•	"In conclusion, we find insufficient basis to support the Dissident’s [Stilwell’s] claims of mismanagement or inappropriate executive compensation." (Glass Lewis Proxy Report, May 4, 2012, Page 10)

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"[The Company] appears to have taken reasonable steps to improve its balance sheet and reduce exposure to underperforming loans.  In addition, the Company’s losses are related to the larger financial crisis in which the regional banking industry as a whole experienced significant losses and, on a relative basis, the

Company actually outperformed the regional banking group on a total return basis over each of the periods reviewed." (Glass Lewis Proxy Report, May 4, 2012, Page 10)

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"Further,  the Dissident became a large shareholder in August 2011 and appears interested in orchestrating a sale of the Company for its own short term gain, in our view.  Notably, apart from conducting an open sale process, the Dissident does not provide any specific plan of action or suggestion to improve shareholder value that the Company has not already addressed."  (Glass Lewis Proxy Report, May 4, 2012, Page 11)

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"While we believe all shareholders could potentially benefit from the additional oversight provided by a shareholder nominee on the board, we note that the board appointed the Dissident’s nominee only to see him resign shortly thereafter.  Given this behaviour and the numerous publicly filed statements made by the Dissident and his nominee in connection with this contested election, we do not believe affording the Dissident representation on the board at this time would be constructive or in the best interests of all shareholders." (Glass Lewis Proxy Report, May 4, 2012, Page 11)

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Important Information

The Company, its directors, executive officers and certain of its employees are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2012 Annual Meeting of Shareholders. On April 11, 2012, the Company filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION.  Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4087275&GKP=203202.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for construction/land development, residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technological factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.